Exhibit 99.1

Edited Transcript of STAA earnings conference call or presentation 2-Mar-16 4:30pm ET

Corporate Participants

* Brian Moore

EVC Group - IR

* Caren Mason

STAAR Surgical Co - President & CEO

* Steve Brown

STAAR Surgical Co - CFO

Conference Call Participants

* Chris Cooley

Stephens Inc. - Analyst

* Raymond Myers

Benchmark Capital - Analyst

* Brian Weinstein

William Blair & Company - Analyst

* Jim Sidoti

Sidoti & Company - Analyst

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Presentation

Good day, ladies and gentlemen, and welcome to the STAAR Surgical Inc. fourth quarter 2015 earnings conference call.

(Operator Instructions)

As a reminder, today's program is being recorded. I would now like to introduce your host for today's program, Brian Moore with EVC Group. Please go ahead.

Brian Moore, EVC Group - IR [2]

Thank you, operator, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to review the Company's financial results for the fourth quarter and full year which ended on January 1, 2016.

Joining me on the call today are Caren Mason, President and CEO of STAAR Surgical; and Steve Brown, CFO. The news release detailing the fourth-quarter results was issued just after 4:00 PM Eastern time, and is now available on STAAR's website at www.staar.com.

Before we get started, let me quickly remind you that during the course of this conference call, the Company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the Company's projections, expectations, plans, beliefs, and prospects.

These statements are based on judgment and analysis as of the date of this conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement, in today's press release, as well as STAAR's public periodic filings with the SEC. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

In addition to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and diluted net income per share information. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance.

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Also in order to compare our performance from period to period without the effect of currency fluctuations, we apply the same average exchange rate applications to the prior period or a constant currency rate to sales. A table reconciling the GAAP information to the non-GAAP information is included in today's financial release, which is available on our website.

With that, I would now like to call over to Caren Mason, President and CEO of STAAR Surgical.

Caren Mason, STAAR Surgical Co - President & CEO [3]

Thank you, Brian, and good afternoon, everyone. I will begin our discussion with general commentary on the state of the business. Steve will then review key fourth quarter and full FY15 financial results, before we open the call for your questions.

I am celebrating my first anniversary as CEO of STARR tomorrow. It has been an exciting yet challenging year, and ultimately one of great progress.

The 2015 financial results as reported earlier today ended on a high note after a difficult beginning to the year, and we are endeavoring to continue to the momentum into 2016. Our goal is to increase ICL units by double digits, to expand our gross margins, and to determine by year end what our IOL offering should look like as a true cataract care business.

Building upon the foundation we began in 2015, the following is an abbreviated look at four of our strategic priorities for 2016. FDA remediation and continuation of quality systems overhaul is again at the top of our list of strategic priorities. We achieved our planned commitments in 2015, and came in a little under the $4 million budget to get the work done.

In 2016, the achievement of remediation and quality system plan commitments as submitted to the FDA, and assuring that our global quality certifications are maintained, remain as essential goals. Our targeted FDA remediation spend in 2016 is $2.1 million, which includes the continued advisory, directional, and assessment supportive consultants. We will also continue to hire top talent to round out our quality and regulatory teams.

In addition, we have committed to invest capital in the acquisition and validation of a master control quality management system. The employee led culture of quality campaign had a strong kick off in 2015, and our plans are to strengthen this initiative each and every year so as to have it as the very foundation of the way we work.

As our second strategic priority, we plan to create the visual freedom market for implantable lenses. It is our belief that the market for implantable Collamer lenses as a primary and premium refractive procedure for the correction of myopia was never properly defined and built with clinical validation as a core tenant. Today, we are frequently contacted by individuals who marvel at the ICL vision correction they believe has been an ordinary gift, providing them with excellent visual acuity and true visual freedom.

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This past week, I received a LinkedIn request from an anesthesiologist in Indiana. I was surprised as there was not an obvious link, I thought, between us. My voicemail then revealed that this anesthesiologist was so overwhelmed and grateful for his ICL visual transformation that he wanted to provide testimonial and become a brand ambassador. His story and so many others always begin with a similar statement: I had no idea that these lenses existed.

The rightful place for the ICL as a primary and premium refractive procedure was gated as the Company positioned the ICL as an alternative to LASIK, a last attempt to provide myopic correction for the unqualified or rejected LASIK patient. Being at the tail end of alternative refractive procedures offered, meant that very few surgeons built their practices around the ICL and had enough surgical experience to feel truly confident performing the lens implants.

Additionally, LASIK and other refractive procedures, having gone in and out of fashion or suffering from clinical controversy, in essence held the ICL hostage since the ICL is relatively unknown. You may remember our challenge in Korea in 2014 as LASIK became quite controversial due to a television expose. Our ICL business suffered as a result of patients staying away from the surgeon's office.

The ICL's approved correction range provides ample opportunity from low myopes to the minus 15 diopter range to meet patient vision correction requirements, and up to minus 20 diopters for the reduction of myopia. We can and should become a primary and premium choice.

We will endeavor to build the evolution in visual freedom market with significant clinical evidence, new corporate branding, new product branding, digital marketing, social media, consumer facing websites. And by the end of the year, the clinical utility profile that clearly elucidates the price value equation of the ICL versus other myopic vision correction choices.

We are also partnering with large vision care partners, such as the recently announced a Memira Clinics of Scandinavia, with over 50 refractive surgery clinics, and IRI Hospitals of China with over one hundred eye hospitals. They have both agreed to be strategic partners with STAAR to position their refractive ICL procedures as primary and premium through surgeon training, clinical study cooperation, establishment of patient registries, consumer facing marketing, and local inventories to support same or next stage surgery. We expect to add additional large refractive surgeries to future partners in 2016.

Also as promised, we have begun the first CentraFLOW expanded optics implantations in Europe, having received the CE Mark approval. And look forward to reporting on the clinical outcomes and patient experience at our European experts meeting, and on the podium at ASCRS in September. And finally, our new corporate and product branding will be introduced at ASCRS in May.

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So bottom line, you won't need to remember the name of our lenses as of the CentraFLOW Visian ICL with expanded optic after that time. We want consumers, especially millennial consumers, to have an easy to remember name for their ICLs.

Our third strategic priority is to begin our clinical validation and regulatory rebirth in earnest in 2016. Most of the work we are undertaking will not be discussed until we have approval and permission to disclose.

We have expanded our global, clinical, and medical affairs team to include top ODs and PhDs who have demonstrated track records, including successful panel meetings, CMA product approvals, the building of clinical data repositories and patient registries, and strong medical communications and medical affairs experience.

Where we have been soft in our cooperation with governing bodies as they have had questions throughout the years, we are picking up these open issues and submitting documentation and analysis to close these open items. We are scrubbing every bit of data from published literature, published studies, podium presentations, posters, surgeon and patient forums, complaints and adverse events. And holding working groups and one on ones with the world's leading refractive surgeons to be sure we clearly understand how our lenses and the surgeons perform, and the opportunities for improvement.

Our goal is to have approval for the CentraFLOW ICL globally, and to be vigilant in monitoring its safety and effectiveness post approval. At a ASCRS in New Orleans in May, we will have an overview of post approval ICL data available for the first time.

The fourth strategic priority is to build on the success of Collamer and the ICL by innovating and developing new products, materials and delivery systems. We are opening a new technology center in Orange County, California this spring for our expanding R&D group and upgrading our labs and testing apparatus.

We continue our work on the presbyopic ICL, and will make an announcement when we have designed frees and first in man clinical trials completed. We have also funded the development teams to restart the pre-loaded injector project for ICL to begin work on a new generation of ICLs with promising new materials, and to partner with global strategic marketing on a cataract care project.

Significant priorities for 2016, other than the four I have discussed include: establishing global surgical training centers with the world's leading refractive surgeons, continuing our essential infrastructure and systems renovation with $4 million of committed capital, and continuing to hire very strong additions to our global team. Three important recent hires include: Graydon Hansen who joined us from Abbott's AMO business where he most recently was Program Director of Global Operations Strategy after running a 500 employee plant in China, and will assume the newly created position of Vice President of Operations for STAAR; Dr. Omid Kodai, who joins us as Head of Global Medical affairs having worked with or consulted for Allergan, Alcon, Bausch & Lomb and Boston Scientific; and Dr. David Friess, who joins us as Head of Professional Affairs having delivered direct patient care, conducted clinical research at Alcon and provided consulting services for many of our leading ophthalmic companies.

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Before closing, I want to comment on the 8-K filing on February 18 which disclosed the acceleration of equity for STAAR employees as the result of a 25% change of control provision in our 2003 omnibus stock plan. Steve will comment upon and answer questions during Q&A regarding financial impact.

I just want to confirm that STAAR employees appear to have taken this acceleration in stride, and there is no evidence at this time that employees see this as anything other than an opportunity to create more value for all shareholders. They may have an earlier realization of the vesting of their options or restricted shares, but understand the significant value creation that must be achieved for all shareholders to realize significant returns.

STAAR appreciates the confidence of its larger shareholder, Broadwood Capital, whose 20 years of investment in STAAR continues to increase at unimagined levels. The Board of Directors have completed their review of the stock plan, and have increased the majority ownership provision for change in control to 50%. An 8-K was filed yesterday announcing this change. The management employees of STAAR thank all investors who joining with us in supporting this Company to reach the standing and success the technology deserves.

I am increasingly pleased with the strength and commitment of the team. As stated before, we are in the process of rebuilding and repositioning both operationally and commercially. We steadfastly believe implantable Collamer lenses will provide an integral evolution in visual freedom for patients all over the world.

I will now turn over the call to Steve for a review of our Q4 and 2015 full-year financial results.

Steve Brown, STAAR Surgical Co - CFO [4]

Thank you, Caren, and good afternoon, everyone. I will start the financial overview with a summary of top line results, and then provide more details by product and market.

STAAR achieved record sales of $20.9 million in the fourth quarter of 2015, an increase of 26% over the $16.6 million of sales reported in the fourth quarter of 2014. In constant currency, sales increased 27%. The total currency impact on sales from the strengthening US dollar against the euro and the yen was approximately $900,000 in the quarter.

For our ICL product line, total sales were $14.1 million for the fourth quarter of 2015, increasing by 57% from the prior-year period with units increasing 60%. Sales increased in each of our regional markets, with strong unit growth in EMEA and Asia-Pacific. EMEA ICL sales were $4.9 million during the fourth quarter, an increase of 19% compared to the prior-year period with unit growth of 16%.

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Sales in Germany more than doubled over the prior-year period, due to the conversion of the market from the [forwarded] distributor to direct selling, and units increased 21%. The conversion plus other price increases beginning in the fourth quarter offset over 90% of the $780,000 impact on EMEA sales from the weakening of the euro against the US dollar.

In other key markets in EMEA, unit sales were similarly strong with Spain up 32% and the Middle East up 22%. Asia-Pacific ICL sales were $8 million during the fourth quarter, an increase of 118% compared to the prior-year period, with unit growth at 118% as well.

Korea ICL sales tripled over the prior-year period when sales were impacted by negative LASIK media coverage as some orders were delayed from the fourth quarter of 2014 to the first quarter of 2015. Korea sales ended the year up 23% in revenue and units compared to 2014.

China ICL sales nearly tripled as well in both revenue and units in the fourth quarter, as market penetration of the CentraFLOW technology introduced in December 2014 continued. North America ICL sales were $1.3 million during the fourth quarter, up 5% from the prior-year period, with unit growth down 4%.

For our IOL product line, total IOL sales were $4.9 million for the fourth quarter of 2015, and down 11% from the prior-year period, with units down 14%. The decline was due to a planned hold on sales in Germany due to the distributor to direct conversion, a planned phase out of sales in China, and continued softness and United States, and the impact of the weakening of the yen and euro against the US dollar. However, unit sales grew 7% in Japan, where we have over half our IOL business, and 21% in France, our third largest market.

Turning the discussion now to margins and spending. Our gross margin improved 13.6 points to 70.3%, compared to the prior-year period of 56.7%. This improvement resulted from favorable geographic and product mix of 5.9 points, lower average unit costs of 2 points, higher average selling prices including the fourth quarter price increase. And exclusive of the impact of the weaker euro on price of 1 point, and lower other cost of sales of 6.6 points, primarily due to recording an inventory reserve last year for toric ICL inventory that had been built up in Switzerland in anticipation for a US launch. The impact of the euro was unfavorable by 0.9 points.

Fourth-quarter operating expenses increased 12% to $14.7 million from $13.1 million in the prior-year period. Due to increased expenses for quality system improvements of $600,000, increased selling costs in Germany of $500,000 as a result of the conversion to a direct sales force in that market, and higher headcount costs of $500,000. General and administrative expenses was $4.9 million, and $600,000 higher than the prior year due to bonuses and stock-based compensation. Partially offset by lower recruiting and consulting costs.

Marketing and selling expense was $5.9 million and $200,000 higher than the prior year, due to the costs of direct selling in Germany, partially offset by optimization of North America selling and promotional costs. Research and development expense, which includes remediation and other FDA expenses, was $4 million and approximately $700,000 higher than the prior year due to increased validation and project related spending, partially offset by lower remediation expenses. Remediation expense for the year was on budget.

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Turning our attention to the bottom line, the net loss for the fourth quarter of 2015 was $800,000 or $0.02 per share, compared with a net loss of $2.5 million or $0.07 per share for the prior-year period. The lower net loss in the fourth quarter of 2015 versus the prior-year period was primarily due to higher gross profit from sales volume, and improved margins as discussed above. And somewhat higher other income, partially offset by higher operating expenses and an increased tax provision.

On a non-GAAP basis, adjusted net income for the fourth quarter of 2015 was $537,000 or $0.01 per diluted share. Compared with an adjusted net loss of $1.2 million or $0.03 per share for the prior-year period. These adjusted figures exclude non-recurring expenses such as FDA remediation, gains and losses on foreign currency transactions and stock-based compensation costs.

The GAAP net loss for the full FY15 was $6.5 million or $0.17 per share, compared to a net loss of $8.4 million or $0.22 per share for the prior year. On a non-GAAP basis, adjusted net income for the full year was $1.7 million or $0.04 per diluted share, versus adjusted net income of $779,000 or $0.02 per diluted share for the prior-year period.

Now turning to the balance sheet. Cash and cash equivalents at January 1, 2016 totaled $13.4 million, compared to $16.1 million at the end of the third quarter of 2015 and $13 million at year-end 2014. The Company used $2.7 million in cash during the fourth quarter of 2015, which includes $1.8 million used in operating activities and $800,000 for purchases of property and equipment. The cash used in operating activities is attributable to an increase in accounts receivable of $2.9 million, primarily due to December sales.

I want to conclude with a few comments about 2016. As Caren said earlier, our goal is to increase ICL units by double digits and to expand our gross margins. Building on those remarks, we expect ICL unit growth to build sequentially through the year. We anticipate gross margin for full-year 2016 to be higher than our fourth quarter 2015 exit by virtue of the positive mix shift we get from those higher margin ICL unit sales. Also as Caren described in her comments, 2016 will be another year of investment spending. We anticipate full-year 2016 operating expense as a percentage of sales to be a little above the rate for full-year 2015.

Please be aware, we only paid tax on our ex-US business which we estimate as 40% on ex-US before tax profits. These profits are expected to be in the mid-single digits as a percentage of ex-US sales. Finally, as discussed earlier in the call, STAAR filed an 8-K on February 18 regarding the 25% change of control provision in our 2003 omnibus stock plan. As a result of the accelerated vesting of all unvested equity awards outstanding under the plan, we anticipate recording a non-cash expense of approximately $6.9 million in the first quarter of 2016. Had there been no accelerated vesting, the Company would have recognized approximately $3.7 million for stock-based compensation during FY16.

This concludes my comments. And with that, we are ready to take your questions. Operator, please open the line for questions.

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Questions and Answers

Operator [1]

(Operator Instructions)

Chris Cooley, Stephens. You might have your phone on mute.

Chris Cooley, Stephens Inc. - Analyst [2]

Good afternoon, Steve, can you hear me? Caren?

Caren Mason, STAAR Surgical Co - President & CEO [3]

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Now we can, yes, hello, Chris.

Chris Cooley, Stephens Inc. - Analyst [4]

Apologize for that. And may I be one of the first to wish you happy anniversary there for one year, and congratulations on a great fourth quarter.

Caren Mason, STAAR Surgical Co - President & CEO [5]

Thanks you, Chris.

Chris Cooley, Stephens Inc. - Analyst [6]

Just two for me, then I will hop back into queue. I appreciate the guidance or the broad strokes there about the acceleration in growth as we go through the year. Maybe Steve or Caren, if you would remind us if there are any one-time items that would either be lingering that should start to roll off as we think about either if that impacts either growth or the margin through the year? Or one-time items that again we might should be thinking about outside of that $6.9 million in the first quarter? And then I just have a quick follow up. Thanks so much.

Steve Brown, STAAR Surgical Co - CFO [7]

Sure, Chris. No one-time items that you should be thinking about, other than the acceleration of the vested stock comp.

Chris Cooley, Stephens Inc. - Analyst [8]

Okay, perfect. Then when we look a little bit here at the change in branding and in positioning, really intrigued by that and look forward to seeing that at ASCRS later on this year. But could you talk to us a little bit about both the Visual Freedom initiative and then the cash outlay there, and what kind of pull through you expect to see from that initiative? I'm assuming it is global in scope, so how is it going to be different maybe for let's say market A versus here in the US?

Caren Mason, STAAR Surgical Co - President & CEO [9]

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Okay, well first of all, the Visual Freedom identification is really about providing for the patient the opportunity to potentially eliminate the need for correction that includes contact lenses or glasses. We have built a new branding around that evolution in Visual Freedom.

It is global. It will be rolled out by major market. We have already begun updating our *** using the new name, and we are -- we have all registered all the trademarks associated, so that by the time we're at ASCRS in May we will be rolling out that branding.

For CentraFLOW, there will definitely be an emphasis, not only on CentraFLOW as we know the lens today, internationally obviously outside the US, but with the expanded optic. And so as I said in my prepared remarks, we plan at that time also to be on the podium and talking about the impact of the expanded optic, and what it does to add benefits in terms of patient comfort as well as night vision and large pupil accommodation.

In terms of the impact and what it means, fundamentally what we are saying is that when we look at our market and we look at the opportunity and we see that our approval by the regulatory bodies both in the US and internationally in terms of the wide range of correction for myopia. And with the fact that myopia as a concern globally, as I talked about in the press release earlier this year, quoting from a Chinese study, the opportunity for us is really to focus in on what the surgeon experience should be in terms of how they can actually build a practice around our ICLs.

How the patient can rely upon the surgeon's training and certification of that training by our Company to give them a very good outcome. How the price value relationship between this procedure and the patient's current use of spectacles, contact lenses, eye drops and all other apparatus associated with being dependent upon something placed in the eye or on the eye or on the face, so to speak glasses, fundamentally can change somebody's outlook, their ability to be healthy.

We have a number of studies that have cited that people who have removed those negatives of having to wear glasses or contact lenses actually exercise more, get healthier. There's lots of proof around that, and our brand ambassadors which you will hear more from, will attest to that.

So yes, this is going to be rolled out internationally, globally. And we do believe that the residual value of this change, the improvement of the messaging, the validation of the clinical capability, the clinical use of these lenses through all the studies that we've done and the meta-analysis that we've concluded, which we'll talk about at ASCRS. All of that as well as the affordability will we think dramatically change the paradigm from today.

Chris Cooley, Stephens Inc. - Analyst [10]

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That's great. And if I may just squeeze one more in, and I promise I'll get back in queue. I'll take a shot at this, and I've got an assumption of what might the response is going to be here. But clearly, you are making substantial progress in your remediation activities with the agency.

I think that's obviously referenced when you just look at the projected outlay of the costs associated with those activities in this year versus 2015. But can you maybe with broad strokes maybe identify some of the areas that remain in your mind so that we can better gauge the effort that's required to hopefully bring this to a favorable resolution?

Caren Mason, STAAR Surgical Co - President & CEO [11]

I think the best way to respond is that, yes, if we are making progress to the plan we committed to the agency in February of 2015. Each and every month we have a delivery date where we have an obligation to show progress based on all the commitments that we made. The really good news is that as we complete this work, it gives us the opportunity internally to basically make these updates, changes and systemic upgrades the way we work now and in the future.

In terms of reliance on outside support, yes, there is less reliance on outside support which does account for quite a bit of the reduction in incremental costs. But in terms of giving you any feedback from the FDA or any other regulatory agency, we just aren't in a position to do that. But I'm very proud of the team for their progress.

Chris Cooley, Stephens Inc. - Analyst [12]

Agreed. Thank you so much, and again, congratulations on a great quarter.

Caren Mason, STAAR Surgical Co - President & CEO [13]

Thanks, Chris.

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Operator [14]

Raymond Myers, Benchmark.

Raymond Myers, Benchmark Capital - Analyst [15]

Great, thank you. Caren, can you help us understand the quality systems investment? It looks like that's declining to $2.1 million in 2016 from about $4 million last year, so are we correct in doing that as a $1.9 million net savings this year?

Caren Mason, STAAR Surgical Co - President & CEO [16]

Well, yes. So fundamentally when we announced last year what our spending was, it is the incremental spending for the support of outside help in the form of the different types of consultants, assessment agencies, et cetera that support the work that we do. So it is really additional overhead that will dissipate over time as it becomes absorbed by our current staff and employees and future hires that I referred to in the script.

Raymond Myers, Benchmark Capital - Analyst [17]

So there would be less spending though this year than last year?

Steve Brown, STAAR Surgical Co - CFO [18]

Ray, this is Steve. There's less spending on that remediation effort for outside people, as Caren explained. But what we've done in the meantime is build up our base business of quality staff.

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Raymond Myers, Benchmark Capital - Analyst [19]

So can you help us to think about the net difference between the spending on those things last year versus this year?

Steve Brown, STAAR Surgical Co - CFO [20]

I think I would revert to the comments that I made at the end about our overall OpEx for 2016.

Raymond Myers, Benchmark Capital - Analyst [21]

Okay. That's fine, thanks. And then also, Caren, when you were discussing the version six, I believe you said you had announced the version six launch when design freeze was complete, and also a first-in-man study was complete. Is this the first time you've talked about completing a first-in-man study before launching the V6?

Caren Mason, STAAR Surgical Co - President & CEO [22]

Well since I've arrived, I've really remained relatively quiet on our presbyopic ICL development, and I did mention that it is my practice not to announce deadlines or opportunities for launch until such time as we have design freeze, and the results of our first-in-man study. So what I've committed is that when it is completed, I will honestly address whether we believe that we are finished and moving to clinical study and onto a launch pathway or whether we have more work to do.

Raymond Myers, Benchmark Capital - Analyst [23]

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Okay. Thank you.

Caren Mason, STAAR Surgical Co - President & CEO [24]

You're welcome.

Raymond Myers, Benchmark Capital - Analyst [25]

And then the last question was about Germany. You converted to your direct distribution in Germany recently. I'm curious how much impact did that have on sales there in the fourth quarter, and what were sales in Germany in the fourth quarter?

Steve Brown, STAAR Surgical Co - CFO [26]

Sure. We had 21% growth in units in the fourth quarter in Germany, so double-digit growth. And then because we are capturing the distributor margin, the sales were up significantly more. But we also had unit growth there.

Raymond Myers, Benchmark Capital - Analyst [27]

Outstanding. Thank you very much.

Operator [28]

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Brian Weinstein, William Blair.

Brian Weinstein, William Blair & Company - Analyst [29]

I have a question. My question is on the relationships that you've signed with some of these advance centers, maybe in China in particular. Can you talk about was there any stocking that went into those arrangements that might have might have (inaudible) into fourth quarter so that we may not be looking at a true run rate here?

Caren Mason, STAAR Surgical Co - President & CEO [30]

Okay, so we actually worked through our Chinese importer to bring stock into China, which is then distributed to sub distributors who then support the, in this particular case, the Aier hospitals throughout China. So that when they have very strong interest by patients, they are able to respond most of the time for all the spheric and much of the toric requirement within 24 hours. In terms of its impact on Q4, no, there was nothing significantly different than the way we had already begun to structure how we would supply in China, not only for Aier but for other clinics and hospitals.

Brian Weinstein, William Blair & Company - Analyst [31]

Okay. And just to push you guys a little bit on the last couple questions. Do you guys expect to be in a cash generation or a cash burn situation in 2016?

Steve Brown, STAAR Surgical Co - CFO [32]

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Yes, so we expect to be able to fund our plan from existing cash and operating cash. Was that your question?

Brian Weinstein, William Blair & Company - Analyst [33]

Yes, partially. I'm just trying to understand, are you guys going to be in a cash flow positive position for the full year 2016, or will you be in a cash flow negative position for the year? I understand that you're going to be able to fund it from the $13 million you have, but a year from now, is that balance higher or lower based off kind of your thoughts in your internal planning?

Steve Brown, STAAR Surgical Co - CFO [34]

Yes, I can't comment on whether the overall balance is going to be higher or lower at the end of the year. I can say that our plan doesn't anticipate a need for outside financing.

Brian Weinstein, William Blair & Company - Analyst [35]

Okay. And then on the IOL stuff, Caren, you had said that you will have an idea what that will look like by year end. Can you be a little bit more specific about what you guys are -- or what that comment was all about? Any other thoughts, any other detail there?

Caren Mason, STAAR Surgical Co - President & CEO [36]

Sure. Well, we see, as I'm sure you do, a lot of movement in the IOL market in terms of premium, in terms of multi-focal accommodating lenses, trifocal, et cetera. And we just at this point in time, we are happy with some of our offering in this space but we do not believe that we are a competitive with some of the more exciting and new designs that we are seeing in the market.

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So we are taking a very hard look at what is happening in the market, what the affordability index is by market, which is very important. Where the premium markets really are, and in terms of having an expanded and experienced R&D team in the IOL, we are taking a look at what opportunities we have either expanding our current Collamer material or looking at other materials. So we are basically saying, what do you wrap around a cataract care experience for the surgeon and the patient that's really exciting and competitive.

We'll most likely play in premium. The affordability index is of course very important to us to understand, as I said, what's reimbursed and what comes out of the patient pocket and in what market.

But we find IOL very attractive, but we don't think we are playing nearly as well as we could and our results show it. So we need to, over this year, really take a hard look from our marketing and R&D teams to really recalibrate and get this right.

Brian Weinstein, William Blair & Company - Analyst [37]

Okay, great, thank you.

Caren Mason, STAAR Surgical Co - President & CEO [38]

You're welcome, Brian.

Operator [39]

(Operator Instructions)

Jim Sidoti, Sidoti & Company.

Jim Sidoti, Sidoti & Company - Analyst [40]

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Good afternoon, can you hear me?

Caren Mason, STAAR Surgical Co - President & CEO [41]

Yes. Hello, Jim.

Jim Sidoti, Sidoti & Company - Analyst [42]

Steve, I just want to be clear. You said that you do not expect to need outside capital, that between your existing cash and cash flow you will be able to fund the projects you have planned for 2016?

Steve Brown, STAAR Surgical Co - CFO [43]

That's correct.

Jim Sidoti, Sidoti & Company - Analyst [44]

All right. Can you give us some kind of guidance on the cadence of sales? I know you said you expect double-digit growth in ICLs for the year, I assume you are not going to grow the IOL business depending on what changes you make there. But do you expect that double-digit growth starting the first quarter, or do you think that will accelerate as you go through the year?

Steve Brown, STAAR Surgical Co - CFO [45]

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We expect it to accelerate as we go through the year.

Jim Sidoti, Sidoti & Company - Analyst [46]

All right. And then on the last call, you indicated that most of the communication with the FDA was one way, I guess you reporting to them. Is that still the case, or have you received any communication back your way to validate that the changes you are making are sufficient to what they are looking for?

Caren Mason, STAAR Surgical Co - President & CEO [47]

No, actually we continue to do what we said we would do, and we continue, as I said earlier, to provide that documentation. But there is, at this point in time, no discussion between STAAR and the FDA.

Jim Sidoti, Sidoti & Company - Analyst [48]

All right, thank you.

Caren Mason, STAAR Surgical Co - President & CEO [49]

Thank you, Jim.

Operator [50]

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Thank you. This does conclude the question-and-answer session of today's program. I'd like to hand the program back to Caren Mason, President and CEO of STAAR Surgical for any further remarks.

Caren Mason, STAAR Surgical Co - President & CEO [51]

Thank you, everyone, for your participation on our call today. We appreciate very much your interest and investment in our Company. All the best to all of you. Thank you.

Operator [52]

Thank you, ladies and gentlemen, for your participation in today's conference. This does conclude the program. You may now disconnect. Good day.

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